Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to use in this Amendment to the Registration Statement on Form F-1 of Farmmi, Inc., of our report dated January 2, 2018, relating to the consolidated balance sheets of Farmmi, Inc., and its subsidiaries as of September 30, 2017 and 2016, and the related consolidated statements of income and comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended September 30, 2017, included in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York
February 5, 2018